Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVALANCHE TREASURY CORPORATION

(a Delaware corporation)

The undersigned, Gerald Bartholomew Smith, certifies that he is the President of Avalanche Treasury Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1)	The name of the Corporation is Avalanche Treasury Corporation.

(2)	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 22, 2025.

(3)	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

(4)	The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

ARTICLE I
ENTITY NAME AND TYPE

The name of the corporation, organized and existing under the laws of the State of Delaware, is Avalanche Treasury Corporation (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK

4.1	Authorized Capital Stock.

(a)            The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 700,000,000 shares, divided into the following: (i) 550,000,000 shares of Class A Common Stock, of the par value $0.01 per share (“Class A Common Stock”); (ii) 100,000,000 shares of Class B Common Stock, of the par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 50,000,000 shares of preferred stock, of the par value $0.01 per share (“Preferred Stock”).

(b)            The number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any class or series is expressly required by this Certificate of Incorporation (as amended and restated, and including any Certificate of Designation, the “Certificate of Incorporation”). Notwithstanding the immediately preceding sentence, (i) the number of authorized shares of Class A Common Stock may not be decreased below the number of shares of Common Stock outstanding, plus the number of shares of Class A Common Stock issuable in connection with the exercise of outstanding warrants or exchange rights, conversion rights, or similar rights for Class A Common Stock; and (ii) the number of authorized shares of Class B Common Stock and of Preferred Stock may not be decreased below the number of shares of the relevant class then outstanding.

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(c)            If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

4.2            Preferred Stock. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations and relative participating, optional, preferential or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

4.3	Common Stock.

(a)	Voting.

(i)             Class A Common Stock: For as long as any shares of Class B Common Stock remain outstanding, the holders of Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of the Stockholders, including, without limitation, the election of Directors; provided, however, that (x) the holders of Class A Common Stock shall be entitled to vote on matters where the vote of the holders of Class A Common Stock is required by the DGCL, and (y) if this Certificate of Incorporation or the DGCL requires either the Stockholders generally or holders of any class of Common Stock specifically to approve a matter which, if approved, would adversely affect the powers, preferences, or special rights of Class A Common Stock, then approval of a majority of the total voting power - or, in case of an amendment to this Certificate of Incorporation that adversely affects the powers, preferences, or special rights of Class A Common Stock, the majority set forth in Section 11.1(a) - of all the then outstanding shares of Class A Common Stock, voting as a separate class, shall be required; provided, further, that if the holders of Class A Common Stock are entitled to vote on any matter, then each holder of Class A Common Stock shall be entitled to one (1) vote per share upon such matter coming before any meeting of the Stockholders and, except as otherwise expressly provided herein or as required by law, the holders of Class B Common Stock and Class A Common Stock will vote together and not as separate series or classes. Immediately at such time when no share of Class B Common Stock remains outstanding, each outstanding share of Class A Common Stock shall, automatically and without any further action on the part of the Corporation or its Stockholders, and notwithstanding anything to the contrary herein, be entitled to one (1) vote on all matters submitted to a vote of the Stockholders.

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(ii)            Class B Common Stock: The holders of the outstanding Class B Common Stock shall be entitled to one (1) vote per share upon any matter coming before any meeting of the Stockholders, including where the vote of the holders of Class A Common Stock is not required.

(b)	Dividends.

(i)             Class A Common Stock: Subject to the rights of the holders of Preferred Stock, the holders of outstanding shares of Class A Common Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(ii)            Class B Common Stock: Notwithstanding anything to the contrary herein, the holders of shares of Class B Common Stock shall not be entitled to receive any such dividends or distributions in respect of the outstanding shares of Class B Common Stock held by them.

(c)            Rights in the Event of Liquidation, Dissolution or Winding-up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, (i) after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of the outstanding shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its Stockholders, ratably in proportion to the number of outstanding shares of Class A Common Stock held by them; and (ii) notwithstanding anything to the contrary herein, the holders of the outstanding shares of Class B Common Stock shall not be entitled to receive any assets or distributions upon the liquidation, dissolution or winding-up of the Corporation in respect of the outstanding shares of Class B Common Stock held by them.

(d)            Automatic Cancellation of Class B Common Stock. At no point in time may the number of outstanding shares of Class B Common Stock held by a Stockholder exceed the number of outstanding shares of Class A Common Stock held by such Stockholder. In the event that any holder of Class B Common Stock (a “Class B Stockholder”), directly or indirectly, sells, transfers, assigns, conveys, gifts, exchanges or otherwise disposes of any legal or beneficial interest in (each such action, “Transfer”) any shares of Class A Common Stock, other than in connection with a Class B Permitted Transfer, such that as a result of such Transfer, the transferring Class B Stockholder would hold a number of shares of Class B Common Stock greater than the number of shares of Class A Common Stock it holds (such difference, the “Excess Bs”), then the Excess Bs shall be automatically cancelled for no consideration concurrently with such Transfer, so that immediately following such Transfer, the number of shares of Class B Common Stock held by such Class B Stockholder equals the number of shares of Class A Common Stock held by such Class B Stockholder.

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(e)            Transfer of Class B Common Stock. Class B Common Stock may not be Transferred nor leased, except to an Affiliate of a Class B Stockholder in accordance with the terms hereof and the By-laws of the Corporation (as amended and restated, the “By-laws” and, each such Transfer, a “Class B Permitted Transfer”). If a Class B Stockholder Transfers: (i) any shares of Class A Common Stock to any of its Affiliates, such that as a result of such Transfer, the transferring Class B Stockholder would hold Excess Bs, then the Excess Bs shall be Transferred to such Affiliate concurrently with the Transfer of the Class A Common Stock, so that immediately following the Transfer, the number of shares of Class B Common Stock held by the transferring and the receiving Class B Stockholder does not exceed the number of shares of Class A Common Stock respectively held by both Class B Stockholders; (ii) any shares of Class B Common Stock to an Affiliate that does not hold any shares of Class A Common Stock, such Class B Permitted Transfer shall be accompanied by the Transfer of at least an equal number of shares of Class A Common Stock; and (iii) any shares of Class B Common Stock to an Affiliate that holds shares of Class A Common Stock, such Class B Permitted Transfer shall be accompanied by the Transfer of at least a number of shares of Class A Common Stock so that following the Transfer, with respect to each of the transferring Class B Stockholder and the receiving Class B Stockholder, the number of shares of Class B Common Stock held by such Class B Stockholder will not exceed the number of shares of Class A Common Stock held by such Class B Stockholder. Any attempted Transfer of Class B Common Stock in violation of this Section 4.3 shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. Notwithstanding anything to the contrary herein, a holder of Class B Common Stock may, at any time and from time to time, by delivery of written notice to the Corporation, forfeit shares of Class B Common Stock to the Corporation for no value without Transferring or forfeiting any shares of Class A Common Stock. Upon the Corporation’s receipt of such a notice, the forfeited shares of Class B Common Stock shall be cancelled and shall no longer be issued or outstanding for any purpose, and the Corporation shall promptly reflect such cancellation on its books and records (including the stock ledger) and take such ministerial actions as are necessary to effect such cancellation.

(f)             Warrants, rights and options respecting stock. Without limiting the generality of the foregoing, the Corporation may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, warrants, rights or options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes of the corporation, in accordance with Section 157 of the DGCL and any other applicable provision of law. With respect to warrants, rights and options, for the avoidance of doubt, the Board of Directors is authorized to, without limitation: determine their respective exercisability for any class or series of capital stock, at such exercise price or prices (including nominal or de minimis and cashless exercise prices); provide for the adjustment of the number and/or class of shares issuable upon exercise, and/or the exercise price, in the event of stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, asset sales, recapitalizations, or other similar events; permit or require the assumption of such warrants, rights, or options, and the obligations thereunder, by any successor or acquiring entity in connection with a merger, consolidation, or other fundamental transaction; reserve and keep available out of the authorized but unissued shares of the Corporation such number of shares as may be necessary to permit the exercise in full of all outstanding warrants, rights, or options; and until the exercise thereof and the issuance of shares thereunder, vary the rights granted to holders assuming such warrants, rights, or options from the rights granted to various classes of stockholders of the Corporation.

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ARTICLE V
BOARD OF DIRECTORS

5.1            General Powers. Except as otherwise expressly provided by the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Certificate of Incorporation or the By-laws, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

5.2	Number of Directors; Initial Directors; Term.

(a)            The size and composition of the Board of Directors shall consist of one (1) or more members as determined from time to time by resolution of the Board. Each Director shall be a natural person.

(b)            Subject to the rights of holders of any series of Preferred Stock with respect to the election of Directors, the number of Directors that constitutes the entire Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws.

(c)            Subject to the rights of holders of any series of Preferred Stock with respect to the election of Directors, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(d)            Elections of Directors need not be by written ballot unless the By-laws shall so provide.

5.3            Removal. Subject to the rights of any series of Preferred Stock with respect to the removal of Directors, the Board of Directors or any individual Director may be removed from office at any time, for cause or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of Directors.

5.4            Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the filling of vacancies on the Board of Directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of Directors may be filled in any manner permitted by the DGCL, including by (a) the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board of Directors, or (b) a sole remaining Director, in each case to the extent permitted by the DGCL; the directors chosen to fill a vacancy shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

5.5            By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws.

ARTICLE VI
ACTION BY CONSENT OF THE STOCKHOLDERS; SPECIAL MEETINGS

6.1	Action by Consent of Stockholders.

(a)            Any action required or permitted by the DGCL to be taken at any annual or special meeting of the Stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, shall be (i) signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take or authorize the action at a meeting at which holders of all shares entitled to vote on the action were present and voted and (ii) delivered in the manner provided by Section 228 of the DGCL. Every consent shall bear the date of signature of each Stockholder who signs the consent.

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(b)            No consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by Section 228 of the DGCL, consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid.

(c)            Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those Stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation. The notice required by this subsection may be provided by a notice which constitutes a notice of internet availability of proxy materials under rules promulgated under the Exchange Act.

6.2	Special Meetings.

(a)            Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the Stockholders may be called only by (i) the Board of Directors pursuant to a written resolution adopted by a majority of the total number of Directors holding office, (ii) the President of the Corporation, if there be one, or (iii) the Chief Executive Officer of the Corporation, if there be one. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

(b)            The Board of Directors may adjourn, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the Stockholders.

6.3            Advance Notice. Advance notice of Stockholder nominations for the election of Directors and of business to be brought by the Stockholders before any meeting of the Stockholders shall be given in the manner provided in the By-laws.

ARTICLE VII
LIMITATION OF LIABILITY

7.1            Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a Director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its Stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its Stockholders. If the DGCL or any other law of the State of Delaware is amended after the date this Certificate of Incorporation became effective to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the Stockholders shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of, or increase the liability of any Director or officer of the Corporation with respect to any acts or omissions of such Director or officer occurring prior to, such repeal or modification.

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7.2            Definition. For purposes of this Article VII, “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

ARTICLE VIII
INDEMNIFICATION

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) the Directors, and officers of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through provisions set forth in the By-laws, agreements with such agents or other persons, vote of the Stockholders or disinterested Directors or otherwise.

ARTICLE IX
SECTION 203 OF THE DGCL

The Corporation shall not be governed by or subject to Section 203 (Business combinations with interested stockholders) of the DGCL (or any successor provision thereto).

ARTICLE X
EXCLUSIVE FORUM

10.1	Exclusive Forum.

(a)            Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former Director, officer, Stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s Stockholders, (iii) any action asserting a claim against the Corporation or any current or former Director, officer, Stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the By-laws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former Director, officer, Stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

(b)            Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

(c)            Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X.

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ARTICLE XI
AMENDMENTS

11.1          Amendments to the Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law:

(a)            for as long as any shares of Class B Common Stock remain outstanding, any amendment to this Certificate of Incorporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class B Common Stock of the Corporation; provided that any amendment to this Certificate of Incorporation that adversely affects the powers, preferences, or special rights of Class A Common Stock, then approval of such amendment shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class A Common Stock, voting as a separate class; and

(b)            at such time when no share of Class B Common Stock remains outstanding, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, and any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, and this Article XI.

11.2          Amendments to the By-laws. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the By-laws may be amended or repealed by:

(a)            the Board of Directors; or

(b)            the Stockholders, by the affirmative vote of:

(i)             for as long as any shares of Class B Common Stock of the Corporation remain outstanding, the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class B Common Stock of the Corporation; provided that any adoption, amendment or repeal that adversely affects the holders of Class A Common Stock relative to holders of any other class of stock of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class A Common Stock, voting as a separate class; and

(ii)            at such time when no share of Class B Common Stock remains outstanding, the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

11.3          Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

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ARTICLE XII
CERTAIN DEFINITIONS

12.1          Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any entity, any other entity directly or indirectly controlling, controlled by or under common control with such entity; provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any Stockholder or any of such Stockholders’ Affiliates and (ii) no Stockholder will be deemed an Affiliate of any other Stockholder, in each case, solely by reason of any investment in the Corporation (including any representatives of such Stockholder serving on the Board of Directors);

“Alternative Forum Consent” has the meaning set forth in Section 10.1(a).

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“By-laws” has the meaning set forth in Section 4.3(e).

“Certificate of Designation” has the meaning set forth in Section 4.2.

“Certificate of Incorporation” has the meaning set forth in Section 4.1(b).

“Class A Common Stock” has the meaning set forth in Section 4.1(a).

“Class B Common Stock” has the meaning set forth in Section 4.1(a).

“Class B Permitted Transfer” has the meaning set forth in Section 4.3(e).

“Class B Shareholder” has the meaning set forth in Section 4.3(d).

“Common Stock” has the meaning set forth in Section 4.1(a).

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corporation” has the meaning set forth in Article I.

“DGCL” means the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, as amended from time to time.

“Directors” means the directors of the Corporation.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excess Bs” has the meaning set forth in Section 4.3(d).

“law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Preferred Stock” has the meaning set forth in Section 4.1(a).

“Stockholders” means the stockholders of the Corporation.

“Transfer” has the meaning set forth in Section 4.3(d).

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed on this 11th day of June, 2026.

Avalanche Treasury Corporation

By:	/s/ Gerald Bartholomew Smith
Name:	Gerald Bartholomew Smith
Title:	President

[Signature Page to the Amended and Restated Certificate of Incorporation of Avalanche Treasury Corporation]